Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stocks of TripAdvisor, Inc., and that this agreement be included as an exhibit to such joint filing. Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that it knows or has reason to believe that such information is inaccurate. This joint filing agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: July 17, 2020

Trip.com Group Limited	By:	/s/ Cindy Xiaofan Wang
Name: Cindy Xiaofan Wang
Title: Chief Financial Officer and Executive Vice Presidentt

LVSH Limited	By:	/s/ Min Cai
Name: Min Cai
Title: Director

Ctrip.com (Hong Kong) Limited	By:	/s/ Cindy Xiaofan Wang
Name: Cindy Xiaofan Wang
Title: Director